Contact: Michael Kirshbaum Chief Financial Officer 202.266.5876 jacobsg@advisory.com	The Advisory Board Company 2445 M Street, N.W. Washington, D.C. 20037 www.advisoryboardcompany.com

THE ADVISORY BOARD COMPANY REPORTS
RESULTS FOR QUARTER ENDED 12/31/09

Company Reports Quarterly Revenue of $60.9 million, Earnings per Diluted Share of $0.27 and Contract Value Growth of 10%; Announces Acquisition of Southwind

WASHINGTON, D.C. — (February 4, 2010) — The Advisory Board Company (NASDAQ: ABCO) today announced financial results for the quarter ended December 31, 2009, the third quarter of its fiscal year ending March 31, 2010. Revenue for the quarter increased 2.7% to $60.9 million, from $59.3 million in the quarter ended December 31, 2008. Contract value grew 10% to $253.7 million as of December 31, 2009, up from $230.9 million as of December 31, 2008. Net income was $4.3 million, or $0.27 per diluted share, compared to $5.8 million, or $0.37 per diluted share, for the same period a year ago. EBITDA was $7.3 million for the quarter, compared to $9.2 million in the quarter ending December 31, 2008.

For the nine months ended December 31, 2009, revenue increased 1.0% to $175.9 million, from $174.2 million for the nine months ended December 31, 2008. Net income was $6.4 million, or $0.41 per diluted share, compared to net income of $17.6 million, or $1.04 per diluted share, for the same period a year ago. Excluding the effects, net of tax, of the one-time non-cash charges incurred during the quarter ended September 30, 2009 associated with the write-off of capitalized developed software costs and the cancellation of certain stock options, adjusted net income was $12.5 million and adjusted earnings per diluted share was $0.81 for the nine months ending December 31, 2009. Adjusted EBITDA was $21.9 million for the nine months ending December 31, 2009, compared to $26.9 million for the same period a year ago.

Robert Musslewhite, Chief Executive Officer of The Advisory Board Company, commented, “Overall, we were pleased with our results for the quarter and the calendar year. Given the challenging environment, the stability we delivered – including holding revenues steady, achieving the midpoint of our adjusted EBITDA and EPS guidance ranges, and establishing solid contract value acceleration – is a testament to the high and consistent value we deliver to our members on their most critical issues.”

Mr. Musslewhite continued, “We are gratified that we emerged from 2009 with a revenue and earnings growth trajectory as we move into 2010. At the same time, we are also cognizant that our members still face significant challenges. Therefore, we will continue our focus on execution across the organization, with a particular emphasis on providing relevant, timely, and actionable research, services, and tools to address members’ most pressing concerns; driving innovations in sales, marketing, and account management; launching new programs consistent with our growth strategy; and continuing to build world-class talent at all levels of the organization.”

Acquisition of Southwind and Launch of New Program

The Company also announced the acquisition as of December 31, 2009 of substantially all the assets of Southwind Health Partners, L.L.C., a leading health care industry management and advisory firm focused on hospital-physician integration and physician practice management. Southwind Health Partners will continue to operate under the Southwind name as a division of The Advisory Board Company.

Robert Musslewhite commented, “We are thrilled to add Southwind’s exceptional talent and superior expertise in the physician terrain to the Advisory Board’s portfolio of solutions, particularly given how critical these issues are to our members in the current health care environment. We are excited to leverage Southwind’s strong brand and outstanding intellectual property to supplement our successful best practice research and clinical integration work, and the acquisition represents an opportunity to significantly enhance our growing Crimson™ platform. With the addition of Southwind, the Advisory Board will offer a more comprehensive portfolio to help members with all aspects of physician integration.”

Mr. Musslewhite continued, “To that end, I am pleased to announce today the launch of our newest program, the Southwind Practice Management Program, which leverages Southwind’s core competencies to serve member hospitals seeking to improve the performance of their owned or affiliated physician practices. The program provides strategic and operational support to health system executives responsible for aligning the interests and behavior of physicians in order to achieve key clinical quality and financial performance goals. As part of this launch, we have been privileged to have support from Southwind’s current client base as we build out the program and extend it to other hospitals and health systems across the nation.”

Southwind’s Chief Executive Officer and founder John Deane added, “I—along with the entire Southwind team—am thrilled to join forces with the Advisory Board to continue to build a powerful portfolio focused on physician-hospital integration. I am enthusiastic about the large market opportunity ahead of us and am confident that the Advisory Board’s deep knowledge base of best practices and network of over 2,800 members will enhance Southwind’s footprint and impact in the health care industry.”

Mr. Musslewhite concluded, “Southwind’s team of executives is remarkably high caliber and shares the values that have made our firm strong for more than thirty years. Together we will guide our members on the most pivotal set of issues facing health care. I look forward to working with John and his team for many years to come.”

Share Repurchase

During the three months ended December 31, 2009, the Company repurchased 76,230 shares of its common stock at a total cost of approximately $2.0 million. To date the Company has repurchased 7,300,646 shares of its common stock at a total cost of approximately $307.0 million.

Outlook for Calendar Year 2010

For calendar year 2010, we anticipate revenue to be approximately 10% higher than calendar year 2009. We expect EBITDA in a range of approximately $36 million to $41 million, and earnings per diluted share of approximately $1.20 to $1.40. For fiscal year 2011, we expect an effective tax rate of approximately 35.5% to 36.5%.

Non-GAAP Financial Measures

This press release and the accompanying tables include a discussion of EBITDA, adjusted EBITDA, adjusted net income, and adjusted earnings per diluted share, which are non-GAAP financial measures provided as a complement to the results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). As used in this release, the term “EBITDA” refers to a financial measure that we define as earnings before Other income, net, which includes interest income and foreign currency gain; income taxes; and depreciation and amortization. The term “adjusted EBITDA” refers to a financial measure that we define as earnings before other income, net, which includes interest income and foreign currency losses and gain; income taxes; depreciation and amortization; and one-time non-cash charges associated with the write-off of capitalized software and the cancellation of certain stock options that occurred in the quarter ending September 30, 2009. The term “adjusted net income” refers to net income excluding the net of tax effect of one-time non-cash charges associated with the write-off of capitalized software and the cancellation of certain stock options. “Adjusted earnings per diluted share” refers to net income per share excluding the per share effect, net of tax, of one-time non-cash charges associated with the write-off of capitalized software and the cancellation of certain stock options. These non-GAAP measures may be considered in addition to financial measures prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP measures or results. Furthermore, we intend to continue to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting. We believe that EBITDA, adjusted EBITDA, adjusted net income and adjusted diluted earnings per share are relevant and useful information for our investors. We use these non-GAAP financial measures for internal budgeting and other managerial purposes because it enables the Company’s management to evaluate projected operating results on a basis that allows for comparability without regard to changes arising from applicable tax rates, variability in interest income and foreign currency exchange rates, periodic costs of certain capitalized tangible and intangible assets and one-time charges.

There are limitations associated with EBITDA and adjusted EBITDA, including that they do not reflect all changes in applicable tax rates, foreign currency exchange rates, or the periodic costs of certain capitalized tangible and intangible assets used in generating revenue in our business. Management compensates for these aspects and limitations of EBITDA and adjusted EBITDA by evaluating the costs of such tangible and intangible assets through other financial measures such as evaluating capital expenditures, and by also relying on the comparable GAAP financial measure of income from operations, which includes depreciation and amortization, and net income, which includes income taxes, interest income, foreign currency gains, and depreciation and amortization. A reconciliation of these non-GAAP measures to GAAP results is provided below.

	Three Months Ended			Nine Months Ended
	December 31,			December 31,
	2009		2008	2009	2008
Net income	$4,309		$5,830	$6,381	$17,563
Provision for income taxes	2,249		2,705	3,331	8,444
Other income, net (1)		(603)	(774)	(2,149)	(2,926)
Depreciation and amortization	1,387		1,438	5,008	3,848
EBITDA	$7,342		$9,199	$12,571	$26,929

Write-off of capitalized software	—		—	7,397	—
Option cancellation charge (2)	—		—	1,937	—
Adjusted EBITDA	$7,342		$9,199	$21,905	$26,929

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Net income	$4,309	$5,830	$6,381	$17,563
Write-off of capitalized software, net of tax	—	—	4,860	—
Option cancellation charge, net of tax	—	—	1,273	—
Adjusted net income	$4,309	$5,830	$12,514	$17,563

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
GAAP earnings per diluted share	$0.27	$0.37	$0.41	$1.04
Write-off of capitalized software, net of tax	—	—	0.32	—
Option cancellation charge, net of tax	—	—	0.08	—
Adjusted earnings per diluted share	$0.27	$0.37	$0.81	$1.04

(1)	Other income, net includes interest income of $0.6 million and $0.8 million for the three months ending December 31, 2009 and 2008, respectively, and $1.8 million and $2.9 million for the nine months ending December 31, 2009 and 2008, respectively. Other income, net also includes foreign currency loss of $22,000 and foreign currency gain of $0.3 million for the three and nine months ending December 31, 2009, respectively.

(2)	During the three months ended September 30, 2009, the Company completed a voluntary stock option cancellation program. During the three months ended September 30, 2009, the Company recognized approximately $0.7 million in cost of services, approximately $0.1 million in member relations and marketing, and approximately $1.1 million in general and administrative expense relating to this stock option cancellation. Not including this one-time non-cash charge, cost of services, member relations and marketing, and general and administrative expense as a percentage of revenue for the nine months ending December 31, 2009 were 52.6%, 22.4%, and 12.6%, respectively.

Web and Conference Call Information

The Company will hold a conference call to discuss its third quarter performance this evening, February 4, 2010 at 6:00 p.m. Eastern Standard Time. The conference call will be available via live web cast on the Company’s web site at www.advisoryboardcompany.com/IR. To participate by telephone, the dial-in number is 800.706.7745 and the access code is 41451142. Investors are advised to dial-in at least five minutes prior to the call to register. The web cast will be archived for seven days from 9:00 p.m. Thursday, February 4, until 9:00 p.m. Thursday, February 11, 2010.

About The Advisory Board Company

The Advisory Board Company provides best practices research, analysis, executive education and leadership development, software tools, and installation support services primarily to the health care industry, focusing on business strategy, operations, and general management issues. The Company provides best practices and research through discrete programs to a membership of approximately 2,800 organizations, including leading hospitals, health systems, pharmaceutical and biotech companies, health care insurers, medical device companies, colleges, universities, and other education institutions. Members of each program are typically charged a fixed annual fee and have access to an integrated set of services that may include best practice research studies, executive education seminars, customized research briefs, web-based access to the program’s content database, and software tools.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on information available to the Company as of February 4, 2010, the date of this news release, as well as the Company’s current projections, forecasts, and assumptions, and involve risks and uncertainties. You are hereby cautioned that these statements may be affected by certain factors, including those set forth below. Consequently, actual operations and results may differ materially from the results discussed in the forward-looking statements, and reported results should not be considered as an indication of future performance. Factors that could cause actual results to differ materially from those indicated by forward-looking statements include, among others, changes in the financial condition of the health care industry, our dependence on renewal of membership-based services, the need to attract new business and retain current members and qualified personnel, new product development, competition, risks associated with our software tools and installation support tools, our ability to license technology from third parties, risks associated with anticipating market trends, industry consolidation, variability of quarterly operating results, possible volatility in the Company’s stock price, and various factors related to income and other taxes, including whether the District of Columbia withdraws the Company’s status as a Qualified High-Tech Company, as well as those risks and uncertainties described in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2009 and also disclosed from time to time in its subsequent reports on Form 10-Q and Form 8-K, which are available on the Company’s website at www.advisoryboardcompany.com/IR and at the SEC’s website at www.sec.gov. Additional information will also be set forth in the Company’s report on Form 10-Q for the quarter ended December 31, 2009, which will be filed with the SEC in February 2010.

Accordingly, readers are cautioned not to place undue reliance on forward-looking statements made in this news release, which speak only as of the date of this news release, and the Company does not undertake to update these statements, whether as a result of circumstances or events that arise after the date they are made, new information, or otherwise.

# # #

THE ADVISORY BOARD COMPANY
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
AND OTHER OPERATING STATISTICS
(In thousands, except per share data)

	Three Months Ended		Selected	Nine Months Ended		Selected
	December 31,		Growth	December 31,		Growth
	2009	2008	Rates	2009	2008	Rates
Statements of Income
Revenue	$60,893	$59,315	2.7%	$175,919	$174,157	1.0%

Cost of services (1)	32,080	29,743		93,185	87,290
Member relations and marketing (1)	13,809	13,532		39,502	38,988
General and administrative (1)	7,662	6,841		23,264	20,950
Depreciation and amortization	1,387	1,438		5,008	3,848
Write-off of capitalized software	-	-		7,397	-
Income from operations	5,955	7,761		7,563	23,081
Other income, net	603	774		2,149	2,926
Income before provision for income taxes	6,558	8,535		9,712	26,007
Provision for income taxes	(2,249)	(2,705)		(3,331)	(8,444)
Net income	$4,309	$5,830	-26.1%	$6,381	$17,563	-63.7%

Earnings per share
Basic	$0.28	$0.37		$0.41	$1.05
Diluted	$0.27	$0.37	-27.0%	$0.41	$1.04	-60.6%
Weighted average common shares outstanding
Basic	15,511	15,889		15,531	16,724
Diluted	15,701	15,911		15,657	16,870
Contract Value (at end of period)	$253,738	$230,925	9.9%
Percentages of Revenues
Cost of services (1)	52.7%	50.1%		53.0%	50.1%
Member relations and marketing (1)	22.7%	22.8%		22.5%	22.4%
General and administrative (1)	12.6%	11.5%		13.2%	12.0%
Depreciation and amortization	2.3%	2.4%		2.8%	2.2%
Income from operations	9.8%	13.1%		4.3%	13.3%
Net income	7.1%	9.8%		3.6%	10.1%

(1) During the three and nine months ended December 31, 2009, the Company recognized approximately $0.8 million and $3.4 million in cost of services, approximately $0.5 million and $1.7 million in member relations and marketing, and approximately $0.9 million and $5.0 million in general and administrative expense for share-based compensation. During the three and nine months ended December 31, 2008, the Company recognized approximately $1.2 million and $3.4 million in cost of services, approximately $0.6 million and $1.8 million in member relations and marketing, and approximately $1.5 million and $4.5 million in general and administrative expense for share-based compensation. Included in the share-based compensation amounts for the nine months ended December 31, 2009 are approximately $0.7 million, $0.1 million, and $1.1 million recorded in cost of services, member relations and marketing, and general and administrative expense, respectively, relating to the one-time charge for the cancellation of certain stock options during the quarter ending September 30, 2009. The Company has recorded all these expenses in the same line items as other compensation paid to the relevant categories of employees.

THE ADVISORY BOARD COMPANY
CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,	March 31,
	2009	2009
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$38,901	$23,746
Marketable securities	11,417	8,385
Membership fees receivable, net	145,094	116,739
Prepaid expenses and other current assets	3,716	5,113
Deferred income taxes, net	4,516	3,083
Total current assets	203,644	157,066
Property and equipment, net	22,703	34,156
Intangible assets, net	9,868	4,463
Restricted Cash	2,500	—
Goodwill	36,974	24,563
Deferred incentive compensation and other charges	36,867	26,737
Deferred income taxes, net of current portion	10,926	7,555
Other non-current assets	5,000	—
Marketable securities	47,768	61,718
Total assets	$376,250	$316,258

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Deferred revenues	$180,556	$150,609
Accounts payable and accrued liabilities	52,898	35,777
Accrued incentive compensation	9,296	7,320
Total current liabilities	242,750	193,706
Long-term deferred revenues	21,927	19,869
Other long-term liabilities	3,306	3,784
Total liabilities	267,983	217,359

Stockholders’ equity:
Common stock	218	217
Additional paid-in capital	239,774	233,794
Retained earnings	140,873	134,492
Accumulated elements of comprehensive income	1,312	1,307
Treasury stock	(273,910)	(270,911)
Total stockholders’ equity	108,267	98,899

Total liabilities and stockholders’ equity	$376,250	$316,258

THE ADVISORY BOARD COMPANY
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Nine Months Ended December 31,
	2009	2008
Cash flows from operating activities:
Net income	$6,381	$17,563
Adjustments to reconcile net income to net cash provided by (used in)
operating activities :
Depreciation	5,008	3,848
Write-off of capitalized software	7,397	—
Amortization of intangible assets	890	712
Deferred income taxes	(9,192)	2,927
Excess tax benefits from stock-based payments	—	(291)
Stock-based compensation expense	10,060	9,652
Amortization of marketable securities premiums	469	524
Changes in operating assets and liabilities:
Member fees receivable	(28,015)	(36,095)
Prepaid expenses and other current assets	1,409	608
Deferred incentive compensation and other charges	(10,130)	(4,258)
Deferred revenues	30,532	34,224
Accounts payable and accrued liabilities	11,176	(859)
Accrued incentive compensation	1,976	(761)
Other long-term liabilities	(478)	2,313

Net cash flows provided by operating activities	27,483	30,107

Cash flows from investing activities:
Purchases of property and equipment	(939)	(12,633)
Capitalized software development costs	(496)	(728)
Cash paid for acquisition, net of cash acquired	(11,100)	(18,592)
Cash in Escrow	(2,500)	—
Redemption of marketable securities	20,350	78,054
Purchases of marketable securities	(9,965)	(13,079)
Other investing activities	(5,000)	—
Net cash flows (used in) provided by investing activities	(9,650)	33,022

Cash flows from financing activities:
Proceeds on issuance of stock from exercise of stock options	214	421
Repurchase of shares to satisfy minimum employee tax withholding	(2)	(390)
Proceeds on issuance of stock under employee stock purchase plan	109	282
Excess tax benefits from share-based compensation arrangements	—	291
Purchases of treasury stock	(2,999)	(56,491)
Net cash flows used in financing activities	(2,678)	(55,887)

Net increase in cash and cash equivalents	15,155	7,242
Cash and cash equivalents, beginning of period	23,746	17,907
Cash and cash equivalents, end of period	$38,901	$25,149